Exhibit 99.1

July 31, 2013
Earnings Report
June 30, 2013


We are pleased to announce year to date net income increased 2.9% to $3.49 million as of June 30, 2013 from $3.40 million as of June 30, 2012.
Year to date diluted earnings per share increased 3.2% to $1.29 from $1.25 during the same period last year. The increase in year to date earnings is largely attributable to lower provision expense and higher non-interest income.

Quarter to date net income increased from $1.78 million as of June 30, 2012 to $1.79 million as of June 30, 2013. Quarter to date diluted earnings per share increased 1.5% to $0.66 from $0.65 during the same period last year. The increase in quarterly earnings is primarily due to lower provision for loan losses and higher non-interest income relative to the same period last year.

Total assets were $709.2 million at June 30, 2013, which represents a 5.8% increase from the period ended June 30, 2012. The overall net increase in total assets was driven by a 6.2% increase in securities and a 7.5% increase in net loans which were funded by a 6.0% increase in deposits.

We are excited about the recent opening of our Lexington branch located at 360 East Vine Street. We have assembled a strong, experienced team to lead our efforts in the Fayette County market, and believe this branch expansion aligns with our desire to grow franchise value. We will continue to consider appropriate opportunities that further our growth and profitability. As always, we will continue to pursue strategic growth through effective relationship management and new products and services.
As an example, we released our fraud alert service on July 16, 2013.
This service adds increased security for our customers by providing immediate access to potential fraudulent account activity.

We continue to see an increase in lending opportunities which is reflected in the 7.5% increase in net loans compared to the same period last year. While this increase is encouraging, the outlook on loan demand and the overall economic conditions remain uncertain. Recent fluctuations in state and national unemployment ratios, combined with uncertain Federal monetary policy and heightened regulatory pressure, continue to make for a challenging banking environment. That said, we will continue doing everything possible for the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.



/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED
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
CONSOLIDATED BALANCE SHEET
                                                                               Percentage
                                                6/30/2013       6/30/2012        Change
Assets
  Cash & Due From Banks                        $  14,229,877   $  15,204,048       -6.4%
  Securities                                     196,435,636     184,962,107        6.2
  Loans Held for Sale                                418,600          92,000      355.0
  Loans                                          452,244,676     421,398,577        7.3
  Reserve for Loan Losses                          5,497,774       5,788,737       -5.0
    Net Loans                                    446,746,902     415,609,840        7.5
  Federal Funds Sold                                  76,000         110,000      -30.9
  Other Assets                                    51,248,111      54,564,593       -6.1
     Total Assets                              $ 709,155,126   $ 670,542,588        5.8%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                     $ 147,212,209   $ 137,710,763        6.9%
    Savings & Interest Checking                  238,417,339     214,859,811       11.0
    Certificates of Deposit                      190,114,597     190,560,577       -0.2
      Total Deposits                             575,744,145     543,131,151        6.0
  Repurchase Agreements                           12,731,563       4,691,782      171.4
  Other Borrowed Funds                            45,196,278      44,115,466        2.4
  Other Liabilities                                5,303,127       6,239,616      -15.0
    Total Liabilities                            638,975,113     598,178,015        6.8
  Stockholders' Equity                            70,180,013      72,364,573       -3.0
    Total Liabilities & Stockholders' Equity   $ 709,155,126   $ 670,542,588        5.8%



CONSOLIDATED INCOME STATEMENT

                                                 Six Months Ending                    Three Months Ending
                                                                 Percentage                              Percentage
                                        6/30/2013     6/30/2012   Change      6/30/2013     6/30/2012     Change
Interest Income                        $ 13,792,916  $ 14,483,259   -4.8%    $ 6,837,165   $ 7,320,886      -6.6%
Interest Expense                          1,637,927     2,014,356  -18.7         816,244       961,679     -15.1
  Net Interest Income                    12,154,989    12,468,903   -2.5       6,020,921     6,359,207      -5.3
Loan Loss Provision                         600,000     1,000,000  -40.0         150,000       550,000     -72.7
  Net Interest Income After Provision    11,554,989    11,468,903    0.8       5,870,921     5,809,207       1.1
Other Income                              5,429,884     4,977,591    9.1       2,827,632     2,481,443      14.0
Other Expenses                           12,620,721    12,292,554    2.7       6,444,636     6,084,940       5.9
  Income Before Taxes                     4,364,152     4,153,940    5.1       2,253,917     2,205,710       2.2
Income Taxes                                869,910       758,035   14.8         468,690       427,831       9.6
  Net Income                           $  3,494,242  $  3,395,905    2.9%    $ 1,785,227   $ 1,777,879       0.4%
Net Change in Unrealized Gain (Loss)
 on Securities                           (5,976,917)    1,276,805 -568.1      (4,725,054)    1,768,232    -367.2
  Comprehensive Income (Loss)          $ (2,482,675) $  4,672,710 -153.1%    $(2,939,827)  $ 3,546,111    -182.9%

Selected Ratios
  Return on Average Assets                     0.98%         1.00%                  1.00%         1.05%
  Return on Average Equity                     9.43          9.61                   9.63         10.01

  Earnings Per Share                        $  1.29       $  1.25                $  0.66       $  0.65
  Earnings Per Share - assuming dilution       1.29          1.25                   0.66          0.65
  Cash Dividends Per Share                     0.48          0.46                   0.24          0.23
  Book Value Per Share                        25.78         26.61

  Market Price                         High        Low         Close
    Second Quarter '13                 $25.00      $23.03      $25.00
    First Quarter '13                  $24.50      $18.50      $23.03